Exhibit 99.1

News Release
For Immediate Release: February 7, 2023
H&R Block Reports Fiscal 2023 Second Quarter Results; Reaffirms Full Year Outlook
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the "Company") today released its financial results1 for the fiscal 2023 second quarter ended December 31, 2022.
•Revenue grew 5% and the Company saw a strong ending to the 2022 tax season
•The Company reiterates its previously provided fiscal year 2023 outlook
•Repurchased $130.4 million of shares in the quarter, another 2% of shares outstanding
•SpruceSM, the new mobile banking platform, was launched in the Assisted channel in January
"Our second quarter results demonstrate ongoing momentum across our business, and I am pleased with the path we are on," said Jeff Jones, H&R Block's president and chief executive officer. "We continue to make progress in our Block Horizons journey and feel well positioned for the 2023 tax season. By blending technology with human help, we are empowering clients to choose how they want to be served at tax time — fully virtually, or fully in person, and everything in between."
Fiscal 2023 Second Quarter Results and Key Financial Metrics
"We performed well in the second quarter, managed expenses effectively, and continued to return value to shareholders through our capital allocation," said Tony Bowen, H&R Block's chief financial officer. "We repurchased 3.2 million shares in the quarter. In the first half of the year, we retired a total of 5% of shares outstanding for $350 million. We are also pleased to reiterate our full year outlook for 2023, which calls for topline growth, EBITDA that outpaces revenue, and EPS that grows even faster."
•Total revenue of $166.4 million, increased by $7.6 million, or 5%, to the prior year. The increase was primarily driven by volumes and net average charge as we had a strong end to the 2022 tax season, partially offset by lower Emerald Card revenues related to the impact of Advanced Child Tax Credit payments in the prior year.
•Total operating expenses of $449.6 million increased by $13.5 million, or 3%, primarily due to higher corporate and field wages, along with increased bad debt expense, which was partially offset by lower consulting and outsourced services as well as favorable developments in insurance loss reserves.
•Pretax loss was effectively flat to the prior year at $298.0 million.
•Loss per share from continuing operations2 increased from $(1.09) to $(1.43) and adjusted loss per share2 from continuing operations increased from $(1.02) to $(1.37), primarily due to the larger net loss from lower income tax benefits in the quarter and fewer shares outstanding.

1All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Capital Structure
The Company reported the following related to its capital structure:
•Repurchased and retired 3.2 million shares for $130.4 million, or 2% of shares outstanding. The Company has approximately $900.0 million remaining on its latest $1.25 billion authorization available through fiscal year 2025.
•As previously announced, a quarterly cash dividend of $0.29 per share is payable on April 5, 2023 to shareholders of record as of March 7, 2023. H&R Block has paid quarterly dividends consecutively for over sixty years, since the Company became public in 1962.
Since 2016, the Company has returned over $3 billion to shareholders in the form of share repurchases and dividends, buying back over one third of its shares outstanding3.
Fiscal Year 2023 Outlook Reaffirmed
The Company continues to expect:
•Revenue to be in the range of $3.535 to $3.585 billion
•EBITDA4 to be in the range of $915 to $950 million
•Effective tax rate to be approximately 22%
•Adjusted diluted earnings per share4 to be in the range of $3.70 to $3.95
•Double-digit adjusted diluted earnings per share4 growth annually through 2025
Conference Call
A conference call for analysts, institutional investors, and shareholders will be held at 4:30 p.m. Eastern time on Tuesday, February 7, 2023. During the conference call the company will discuss fiscal 2023 second quarter results, outlook, and give a general business update. To join live, participants must register at https://register.vevent.com/register/BId8885f32eac141fe9a86d51d888e5810. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.

The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/o83t7vbn and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with innovative products like Wave Money, a mobile-first, small-business bank account and bookkeeping solution that manages bookkeeping automatically. For more information, visit H&R Block News or follow @HRBlockNews on Twitter.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable
3Shares outstanding calculated as of April 30, 2016.
4Adjusted Diluted Earnings Per Share (EPS) and earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "calls for," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They also include the expected impact of the coronavirus (COVID-19) pandemic, including, without limitation, the impact on economic and financial markets, the Company’s capital resources and financial condition, the expected use of proceeds under the Company’s revolving credit facility, future expenditures, potential regulatory actions, such as extensions of tax filing deadlines or other related relief, changes in consumer behaviors and modifications to the Company’s operations related thereto. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Angela Davied, (816) 854-5798, angela.davied@hrblock.com

TABLES FOLLOW

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended December 31,		Six months ended December 31,
	2022	2021	2022	2021
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$41,216	$30,845	$77,528	$64,452
Royalties	4,946	3,404	11,174	10,762
DIY tax preparation	12,150	9,210	15,308	13,271
Refund Transfers	1,542	777	2,826	2,442
Peace of Mind® Extended Service Plan	17,320	17,315	42,090	42,151
Tax Identity Shield®	5,350	5,200	10,517	10,353
Other	8,513	7,407	17,873	17,152
Total U.S. tax preparation and related services	91,037	74,158	177,316	160,583
Financial services:
Emerald Card® and SpruceSM	12,478	24,830	24,090	53,088
Interest and fee income on Emerald AdvanceSM	12,903	12,424	13,517	12,903
Total financial services	25,381	37,254	37,607	65,991
International	28,046	27,907	86,880	86,232
Wave	21,941	19,497	44,587	38,634
Total revenues	$166,405	$158,816	$346,390	$351,440
Compensation and benefits:
Field wages	76,204	70,058	137,877	126,137
Other wages	70,530	64,067	134,283	122,131
Benefits and other compensation	34,277	30,207	69,109	55,657
	181,011	164,332	341,269	303,925
Occupancy	101,173	99,296	198,763	195,118
Marketing and advertising	15,142	17,141	25,791	27,214
Depreciation and amortization	32,723	35,631	66,347	71,346
Bad debt	22,416	13,666	22,745	14,709
Other	97,143	106,050	183,789	191,200
Total operating expenses	449,608	436,116	838,704	803,512

Other income (expense), net	4,185	1,467	7,796	1,751
Interest expense on borrowings	(18,985)	(23,085)	(34,809)	(45,915)
Pretax loss	(298,003)	(298,918)	(519,327)	(496,236)
Income tax benefit	(77,140)	(109,845)	(131,097)	(157,218)
Net loss from continuing operations	(220,863)	(189,073)	(388,230)	(339,018)
Net loss from discontinued operations	(2,716)	(1,532)	(3,770)	(3,188)
Net loss	$(223,579)	$(190,605)	$(392,000)	$(342,206)

BASIC AND DILUTED LOSS PER SHARE:
Continuing operations	$(1.43)	$(1.09)	$(2.48)	$(1.93)
Discontinued operations	(0.02)	(0.01)	(0.02)	(0.02)
Consolidated	$(1.45)	$(1.10)	$(2.50)	$(1.95)

WEIGHTED AVERAGE DILUTED SHARES	154,119	173,378	156,701	175,739

Adjusted diluted EPS (1)	$(1.37)	$(1.02)	$(2.36)	$(1.80)
EBITDA (1)	$(246,295)	$(240,202)	$(418,171)	$(378,975)

(1) All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	December 31, 2022	June 30, 2022

ASSETS
Cash and cash equivalents	$264,455	$885,015
Cash and cash equivalents - restricted	27,733	165,698
Receivables, net	328,616	58,447
Income taxes receivable	46,646	202,838
Prepaid expenses and other current assets	108,405	72,460
Total current assets	775,855	1,384,458
Property and equipment, net	136,824	123,912
Operating lease right of use assets	382,723	427,783
Intangible assets, net	304,539	309,644
Goodwill	764,802	760,401
Deferred tax assets and income taxes receivable	181,721	208,948
Other noncurrent assets	46,760	54,012
Total assets	$2,593,224	$3,269,158
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$137,118	$160,929
Accrued salaries, wages and payroll taxes	68,089	154,764
Accrued income taxes and reserves for uncertain tax positions	73,572	280,115
Operating lease liabilities	184,343	206,898
Deferred revenue and other current liabilities	182,711	196,107
Total current liabilities	645,833	998,813
Long-term debt and line of credit borrowings	2,067,937	1,486,876
Deferred tax liabilities and reserves for uncertain tax positions	231,041	226,362
Operating lease liabilities	205,409	228,820
Deferred revenue and other noncurrent liabilities	86,483	116,656
Total liabilities	3,236,703	3,057,527
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,854	1,936
Additional paid-in capital	767,683	772,182
Accumulated other comprehensive loss	(44,683)	(21,645)
Retained earnings (deficit)	(708,437)	120,405
Less treasury shares, at cost	(659,896)	(661,247)
Total stockholders' equity (deficiency)	(643,479)	211,631
Total liabilities and stockholders' equity	$2,593,224	$3,269,158

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Six months ended December 31,	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(392,000)	$(342,206)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	66,347	71,346
Provision	16,581	14,639
Deferred taxes	41,534	16,685
Stock-based compensation	17,893	13,233
Changes in assets and liabilities, net of acquisitions:
Receivables	(262,293)	(216,071)
Prepaid expenses, other current and noncurrent assets	(32,983)	(46,928)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	(121,156)	(121,926)
Deferred revenue, other current and noncurrent liabilities	(52,703)	(50,882)
Income tax receivables, accrued income taxes and income tax reserves	(60,163)	(247,088)
Other, net	(1,515)	(4,373)
Net cash used in operating activities	(780,458)	(913,571)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(41,495)	(39,371)
Payments made for business acquisitions, net of cash acquired	(39,757)	(19,333)
Franchise loans funded	(17,491)	(14,480)
Payments from franchisees	3,861	6,213
Other, net	(4,208)	9,527
Net cash used in investing activities	(99,090)	(57,444)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(170,000)	(210,000)
Proceeds from line of credit borrowings	750,000	485,000
Dividends paid	(89,193)	(96,938)
Repurchase of common stock, including shares surrendered	(365,633)	(324,589)
Proceeds from exercise of stock options	1,427	4,067
Other, net	2,212	(7,423)
Net cash provided by (used in) financing activities	128,813	(149,883)

Effects of exchange rate changes on cash	(7,790)	(3,330)

Net decrease in cash and cash equivalents, including restricted balances	(758,525)	(1,124,228)
Cash, cash equivalents and restricted cash, beginning of period	1,050,713	1,584,164
Cash, cash equivalents and restricted cash, end of period	$292,188	$459,936

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid (received), net	$(114,385)	$72,169
Interest paid on borrowings	31,812	36,539
Accrued additions to property and equipment	2,499	1,393
New operating right of use assets and related lease liabilities	79,917	73,710
Accrued dividends payable to common shareholders	44,569	46,497
Accrued purchase of common stock	—	4,845

(in 000s)
	Three months ended December 31,		Six months ended December 31,
NON-GAAP FINANCIAL MEASURE - EBITDA	2022	2021	2022	2021

Net loss - as reported	$(223,579)	$(190,605)	$(392,000)	$(342,206)
Discontinued operations, net	2,716	1,532	3,770	3,188
Net loss from continuing operations - as reported	(220,863)	(189,073)	(388,230)	(339,018)
Add back:
Income tax benefit	(77,140)	(109,845)	(131,097)	(157,218)
Interest expense	18,985	23,085	34,809	45,915
Depreciation and amortization	32,723	35,631	66,347	71,346
	(25,432)	(51,129)	(29,941)	(39,957)
EBITDA from continuing operations	$(246,295)	$(240,202)	$(418,171)	$(378,975)

(in 000s, except per share amounts)
	Three months ended December 31,		Six months ended December 31,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2022	2021	2022	2021

Net loss from continuing operations - as reported	$(220,863)	$(189,073)	$(388,230)	$(339,018)
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	12,839	14,292	25,535	29,162
Tax effect of adjustments (1)	(2,787)	(1,922)	(6,008)	(5,557)
Adjusted net loss from continuing operations	$(210,811)	$(176,703)	$(368,703)	$(315,413)
Diluted loss per share from continuing operations - as reported	$(1.43)	$(1.09)	$(2.48)	$(1.93)
Adjustments, net of tax	0.06	0.07	0.12	0.13
Adjusted diluted loss per share from continuing operations	$(1.37)	$(1.02)	$(2.36)	$(1.80)

(1)Tax effect of adjustments is the difference between the tax provision calculated on a GAAP basis and on an adjusted non-GAAP basis.
Non-GAAP Financial Information
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, free cash flow and free cash flow yield. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.